Filed Pursuant to Rule 424(b)(3)
Registration Number 333-194146

The information in this preliminary prospectus supplement is not complete and may change. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 11, 2016

Preliminary Prospectus Supplement

(to Prospectus dated February 26, 2014)

€             % Notes due 20

€             % Notes due 20

€             % Notes due 20

€             % Notes due 20

We will pay interest on the     % notes due 20         , the     % notes due 20         , the     % notes due 20          and the     % notes due 20          on          of each year, beginning on                 , 2017. The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding. The notes will be issued in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

We may redeem some or all of the notes at any time, and from time to time, at the redemption prices described under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement. In addition, each series of notes may be redeemed, at our option, as a whole, but not in part, in the event of certain developments affecting U.S. taxation, as described in this prospectus supplement under “Description of the Notes—Redemption for Tax Reasons.”

The notes are new issues of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange (“NYSE”), and we expect trading in the notes on the NYSE to begin within 30 days after the original issue date.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount		Proceeds to Us, Before Expenses
Per % note due 20		%		%		%
Per % note due 20		%		%		%
Per % note due 20		%		%		%
Per % note due 20		%		%		%
Total	€		€		€

(1)	Plus accrued interest, if any, from , 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on                 , 2016.

Joint Book-Running Managers

BofA Merrill Lynch		Deutsche Bank
Citigroup	Goldman, Sachs & Co.	J.P. Morgan

The date of this prospectus supplement is                 , 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone to provide you with any other information. If you receive any different or inconsistent information, you should not rely on it.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus dated February 26, 2014, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes. Both the prospectus supplement and the accompanying prospectus also incorporate by reference documents that are described under “Where You Can Find More Information” in each of the prospectus supplement and the accompanying prospectus. If

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information in this prospectus supplement is inconsistent with any information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

References in this prospectus supplement to “Johnson & Johnson,” “we,” “us” and “our” and all similar references are to Johnson & Johnson and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of the Notes” and related summary sections of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to “we,” “us” and “our” refer only to Johnson & Johnson, the parent company, and not to any of its subsidiaries.

References herein to “$” and “dollars” are to the lawful currency of the United States. References to “€” and “euro” are to the lawful currency of the member states of the European Monetary Union that have adopted the euro as their currency. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying base prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying base prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying base prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Notice to Investors.”

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying base prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area (the “EEA”) that has implemented the Prospectus Directive (2003/71/EC) (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to produce a prospectus for offers of notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of notes that are the subject of the offering contemplated by this prospectus supplement and the accompanying base prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do we or they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying base prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), or (2) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or (3) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated (each such person being referred to as a “Relevant Person”). This prospectus supplement and the accompanying base prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and/or the accompanying prospectus or any of their contents. This prospectus supplement and the accompanying base prospectus have not been approved for the

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purposes of section 21 of the FSMA by a person authorized under the FSMA. This prospectus supplement and the accompanying base prospectus are being distributed and communicated to persons in the United Kingdom only in circumstances in which section 21(1) of the FSMA does not apply. The notes are not being offered or sold to any person in the United Kingdom except in circumstances which will not result in an offer of securities to the public in the United Kingdom within the meaning of Part VI of the FSMA.

IN CONNECTION WITH THIS OFFERING, DEUTSCHE BANK AG, LONDON BRANCH, AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF), MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND WILL BE CARRIED OUT IN COMPLIANCE WITH ALL APPLICABLE LAWS AND RULES. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management’s plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, our strategy for growth, product development, regulatory approval, market position and expenditures.

Forward-looking statements are based on current beliefs, expectations and assumptions regarding future events. These statements therefore are subject to uncertainties, risks and changes that are difficult to predict and many of which are outside of our control. Investors should realize that if underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, except as required by law, we do not undertake to update any forward-looking statements as a result of new information or future events or developments.

Risks and uncertainties include, but are not limited to:

•	economic factors, such as inflation and fluctuations in interest rates and currency exchange rates;

•	competition, including technological advances, new products, patents attained by competitors and market share gains by competitors;

•	challenges to patents;

•	the impact of patent expirations;

•	changes in customer relationships or behavior and spending patterns of purchasers of health care products and services;

•	financial instability of international economies and sovereign risk;

•	general industry conditions, including trends toward health care cost containment;

•	changes to governmental laws and regulations and U.S. and foreign health care reforms;

•	challenges inherent in new product development, including obtaining regulatory approvals;

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•	product efficacy or safety concerns resulting in product recalls or regulatory action;

•	significant adverse litigation or government action, including related to product liability claims;

•	increased scrutiny of the health care industry by government agencies;

•	manufacturing difficulties or delays, internally or within the supply chain;

•	impact of business combinations and divestitures;

•	uncertainty of commercial success for our products and of our ability to successfully execute strategic plans;

•	complex global supply chains with increasing regulatory requirements; and

•	disruptions due to natural disasters.

Our annual report on Form 10-K for the fiscal year ended January 3, 2016 contains, as Exhibit 99, a discussion of additional factors that could cause actual results to differ from expectations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the notes; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual report on Form 10-K for the fiscal year ended January 3, 2016;

•	Quarterly report on Form 10-Q for the quarter ended April 3, 2016; and

•	Current reports on Form 8-K filed on January 19, 2016 (Film No.: 161346916), January 26, 2016 (Film No.: 161362431), March 1, 2016 and May 2, 2016.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary’s Office

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

(732) 524-2455

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SUMMARY

The following summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference herein, as described under “Where You Can Find More Information.”

Johnson & Johnson

We have approximately 127,100 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, which has more than 250 operating companies conducting business in virtually all countries of the world. Our primary focus has been on products related to human health and well-being.

Johnson & Johnson was incorporated in the State of New Jersey in 1887. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms and conditions of the offering of the notes, you should carefully read this prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information.”

Issuer	Johnson & Johnson

Securities Offered	€ % notes due 20

€             % notes due 20

€             % notes due 20

€             % notes due 20

Issue Date	, 2016

Maturity Date	, 20 for the % notes due 20

                , 20          for the     % notes due 20

                , 20          for the     % notes due 20

                , 20          for the     % notes due 20

Interest Rate	% per annum for the % notes due 20

    % per annum for the     % notes due 20

    % per annum for the     % notes due 20

    % per annum for the     % notes due 20

Interest Payment Date	Interest on the % notes due 20 , the % notes due 20 , the % notes due 20 and the % notes due 20 will accrue from , 2016 and is payable on of each year, beginning on , 2017.

Optional Redemption	Prior to (i) with respect to the 20 notes, , 20 ( month prior to the maturity date of such notes); (ii) with respect to the 20 notes, , 20 ( months prior to the maturity date of such notes); (iii) with respect to the 20 notes, , 20 ( months prior to the maturity date of such notes); and (iv) with respect to the 20 notes, , 20 ( months prior to the maturity date of such notes), such series of notes may be redeemed at our option, at any time in whole or from time to time in part, at the applicable redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

On or after (i) with respect to the 20          notes,                 , 20          (         month prior to the maturity date of such notes); (ii) with respect to the 20          notes,                 , 20          (         months prior to the maturity date of such notes); (iii) with respect to the 20          notes,                 , 20          (         months prior to the maturity date of such notes); and (iv) with respect to the 20          notes,                 ,

20          (         months prior to the maturity date of such notes), such series of notes may be redeemed at our option, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes being redeemed.

Additional Amounts	We will, subject to certain exceptions and limitations, pay additional amounts on the notes to holders who are not United States persons (as defined under “Description of the Notes—Payment of Additional Amounts”) in respect of any required withholding or deduction for any present or future tax, assessment or other governmental charge imposed by any taxing authority in the United States, as will result in receipt by holders of notes that are not United States persons of such amounts as they would have received had no such withholding or deduction been required. See “Description of the Notes—Payment of Additional Amounts.”

Redemption of Notes for Tax Reasons	We may redeem all but not part of any series of the notes in the event of certain changes in the tax laws of the United States that would require us to pay additional amounts as described under “Description of the Notes—Payment of Additional Amounts.” This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the applicable series of notes to the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Currency of Payment	All payments of interest and principal, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. See “Description of the Notes—Issuance in Euro” and “Currency Conversion.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with our other unsecured and unsubordinated debt from time to time outstanding.

Further Issuances	We may issue additional notes of any series in an unlimited aggregate principal amount of additional notes of that series without the consent of the holders of the notes.

Use of Proceeds

We intend to use the net proceeds of the offering of notes for general corporate purposes, including the repurchase of shares of our outstanding common stock pursuant to our authorized share repurchase program. We also may use a portion of the proceeds to repay outstanding commercial paper and fund the payment of principal at maturity of our $900 million of 2.15% notes due 2016. See “Use of Proceeds”

Listing	We intend to apply to list the notes on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date.

Book-Entry; Form and Denominations	The notes of each series will be issued only in book-entry form, in minimum denominations of €100,000 and integral multiples of €1,000 above that amount, through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon, London Branch

Governing Law	New York

Risk Factors	Investment in the notes involves certain risks. You should carefully consider the information under ‘‘Risk Factors’’ beginning on page S-5 and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus before investing in the notes.

RISK FACTORS

Before purchasing the notes, you should consider carefully the information in Exhibit 99 of our annual report on Form 10-K, as amended, for the fiscal year ended January 3, 2016. You should also carefully consider the other information included in this prospectus supplement, the accompanying prospectus and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. You should realize that the Company faces a number of risks and uncertainties that are difficult to predict and many of which are outside the Company’s control, and if known or unknown risks or uncertainties materialize, the Company’s business, results of operations or financial condition could be adversely affected. See “Where You Can Find More Information.”

Market perceptions concerning the instability of the euro, the potential re-introduction of individual currencies within the eurozone, or the potential dissolution of the euro entirely, could adversely affect the value of the notes and our other outstanding debt obligations that are euro-denominated.

Despite the European Commission’s measures to address sovereign debt issues in Europe, concerns persist regarding the debt burden of certain eurozone countries and their ability to meet future financial obligations, the overall stability of the euro and the suitability of the euro as a single currency given the diverse economic and political circumstances in individual Member States. These and other concerns could lead to the re-introduction of individual currencies in one or more Member States, or, in more extreme circumstances, the possible dissolution of the euro entirely. Should the euro dissolve entirely, the legal and contractual consequences for holders of euro-denominated obligations would be determined by laws in effect at such time. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes.

An investment in the notes by a purchaser whose home currency is not euro entails significant risks.

Subject to the risk described in the following risk factor, all payments of interest on and principal of the notes and any redemption price for the notes will be made in euro. An investment in the notes by a purchaser whose home currency is not euro entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or subsequent modification of foreign exchange controls. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of euro against the holder’s home currency would result in a decrease in the effective yield of the notes below its coupon rate and, in certain circumstances, could result in a loss to the holder.

The notes permit us to make payments in U.S. dollars if we are unable to obtain euro, which could adversely affect the value of the notes.

If, as described under “Description of the Notes—Issuance in Euro,” the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second business day prior to the relevant payment date as reported by Bloomberg. We cannot assure you that this exchange rate will be as favorable to holders of notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of the notes. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

In a lawsuit for payment on the notes, an investor may bear currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment in respect of the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. A Federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades that could result in amounts being held in denominations that are smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

CURRENCY CONVERSION

Investors will be required to pay for the notes in euro. If, however, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes.

As of 9:00 a.m. (London Time) on May 10, 2016, the euro/U.S. $ exchange rate was €1.00 = U.S. $1.1390.

USE OF PROCEEDS

We intend to use the net proceeds of the offering of notes for general corporate purposes, including the repurchase of shares of our outstanding common stock pursuant to our authorized share repurchase program. We also may use a portion of the proceeds to repay outstanding commercial paper and fund the payment of principal at maturity of our $900 million of 2.15% notes due 2016. As of April 3, 2016, we had approximately $0.6 billion of commercial paper outstanding with a weighted average interest rate of 0.32% and a weighted maturity of 35 days.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes on income and fixed charges by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt discount and an appropriate interest factor on operating leases.

	Three Months Ended April 3, 2016	Fiscal Year Ended
		January 3, 2016	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012
Ratio of Earnings to Fixed Charges	26.22	26.16	27.83	22.70	18.69	17.18

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus, to which description reference is hereby made.

General

The notes offered hereby will be our unsecured obligations and will be issued under an Indenture dated as of September 15, 1987, between us and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company, which succeeded Harris Trust and Savings Bank), as trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 (the “Indenture”). The     % notes due 20         , the     % notes due 20                 , the     % notes due 20          and the     % notes due 20          are sometimes respectively referred to herein as the “20          notes”, the “20          notes”, the “20          notes” and the “20          notes.” The 20          notes, the 20          notes, the 20          notes and the 20          notes are sometimes collectively referred to herein as the “notes.”

The 20          notes will mature on                 , 20         , the 20          notes will mature on                 , 20         , the 20          notes will mature on                 , 20          and the 20          notes will mature on         , 20          .

The notes will be entitled to the benefits of our covenants described under the caption “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

The notes of each series will be issued only in book-entry form, in minimum denominations of €100,000 and integral multiples of €1,000 above that amount, through the facilities of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), and sales in book-entry form may be effected only through participants in Euroclear or Clearstream. See “—Global Securities” and “—Book-Entry; Delivery and Form; Global Note” below. The notes will not have the benefit of a sinking fund.

Interest on the Notes

The notes will bear interest from                 , 2016, or from the most recent interest payment date to which interest has been paid or provided for.

The notes are payable annually on          of each year (each such date an “interest payment date”), beginning                 , 2017, to the holders of the notes at the close of business on the applicable record date, which is the          next preceding such interest payment date. The     % notes due 20          will bear interest at the rate of     % per annum, the     % notes due 20          will bear interest at the rate of     % per annum, the     % notes due 20          will bear interest at the rate of     % per annum and the     % notes due 20          will bear interest at the rate of     % per annum. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or                 , 2016 if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Issuance in Euro

Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second business day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent euro/U.S. dollar exchange rate available on or prior to the second business day prior to the relevant payment date, as reported by Bloomberg. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the indenture governing the notes. Neither the trustee nor any paying agent shall have any responsibility for any calculation or conversion in connection with the forgoing.

Business Day

The term “business day” means any day, other than a Saturday or Sunday, (1) that is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (2) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, is open.

Paying Agent and Registrar

The Bank of New York Mellon (London Branch) will initially act as paying agent for the notes, and The Bank of New York Mellon will initially act as security registrar for the notes. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

We undertake that, to the extent permitted by law, we will maintain a paying agent that will not be required to withhold or deduct tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Global Securities

The notes of each series will each be represented by one or more global securities in registered form without interest coupons attached. We will issue the notes in minimum denominations of €100,000 and integral multiples of €1,000 above that amount. The notes will be issued only in registered, book-entry form. There will be one or more global securities deposited with a common depositary for Euroclear and Clearstream for each issue. See “—Book-Entry; Delivery and Form; Global Note” below.

Optional Redemption

We may, at our option, redeem the 20          notes, the 20          notes, the 20          notes and the 20          notes at any time prior to the applicable Par Call Date, either in whole or in part, upon at least 30 days, but not more than 60 days, prior notice given by mail to the registered address of each holder of the notes to be redeemed. If we elect to redeem the notes, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined below), plus          basis points in the case

of % notes due 20 , basis points in the case of % notes due 20 , basis points in the case of % notes due 20 and basis points in the case of % notes due 20 .

At any time on or after the applicable Par Call Date, the notes may be redeemed in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

Installments of interest on notes being redeemed that are due and payable on interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the holders as of the close of business on the relevant regular record date according to the notes and the indenture.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German government bond whose maturity is closest to the maturity of the notes being redeemed, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11: 00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

“Par Call Date” means (i)             , 20      (          month prior to the maturity date of such notes), in the case of the 20      notes; (ii)             , 20      ( months prior to the maturity date of such notes), in the case of the 20          notes; (iii)              , 20      (          months prior to the maturity date of such notes), in the case of the 20      notes; and (iv)             , 20      (     months prior to the maturity date of such notes), in the case of the 20      notes.

The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, and the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed will be selected in accordance with applicable depositary procedures; provided, however, that no notes of a principal amount of €100,000 or less shall be redeemed in part. On or before the redemption date, we will deposit with the paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

The notes of each series are also subject to redemption prior to maturity if certain changes in U.S. tax law occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See “—Redemption for Tax Reasons.”

Payment of Additional Amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority of or in the United States, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a)	being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b)	having a current or former relationship with the United States, including a relationship as a citizen or resident of the United States;

(c)	being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of us as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

(2)	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any tax, assessment or other governmental charge that is imposed or otherwise withheld solely by reason of a failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(8)	to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of a note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to Sections 1471 through 1474 of the Code (or any regulations or agreements thereunder or official interpretations thereof) or any intergovernmental agreement between the United States and another jurisdiction facilitating the implementation thereof (or any law implementing such an intergovernmental agreement); or

(10)	in the case of any combination of the above items.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

We will not pay additional amounts on any note

•	where withholding or deduction is imposed on a payment and is required to be made pursuant to European Union Directive 2003/48/ EC or any law implementing or complying with, or introduced in order to conform to, that Directive, or

•	presented for payment by or on behalf of a beneficial owner who would have been able to avoid the withholding or deduction by presenting the relevant global note to another paying agent in a Member State of the EU.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia) and its territories, possessions and other areas subject to its jurisdiction, “United States person” means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the notes, then we may at our option redeem, in whole, but not in part, the notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those notes to the date fixed for redemption.

Further Issues

We may from time to time, without notice to, or the consent of, the registered holders of any series of notes, create and issue further notes equal in rank to any series of the notes offered by this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with the applicable existing series of notes and will have the same terms as to status, redemption or otherwise as that existing series of notes.

Book-Entry; Delivery and Form; Global Note

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the headings “—Issuance in Euro” and “Currency Conversion.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Notices

Notices to holders of the notes will be sent to such holders. Any notice shall be deemed to have been given on the date of mailing. So long as the notes are represented by a global security deposited with The Bank of New York Mellon (London Branch), or any successor thereto, as the common depositary for Clearstream and Euroclear, notices to holders may be given by delivery to Clearstream and Euroclear, and such notices shall be deemed to be given on the date of delivery to Clearstream and Euroclear. The trustee will transmit notices to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only transmit these notices to the registered holder of the notes. You will not receive notices regarding the notes directly from us unless we reissue the notes to you in fully certificated form.

Governing Law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material United States federal income tax considerations relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Code, Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. As a result, the tax considerations of purchasing, owning or disposing of the notes could differ from those described below. This summary deals only with investors who purchase the notes at the offering price in this offering and hold the notes as “capital assets” within the meaning of Section 1221 of the Code. This summary is general in nature and does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular investors in light of their personal investment circumstances or status, nor does it address tax considerations applicable to persons in special tax situations, such as financial institutions, individual retirement and other tax deferred accounts, insurance companies, S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, tax exempt investors, real estate investment trusts, broker-dealers, dealers in securities and currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, U.S. expatriates, persons holding notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, any consequences resulting from U.S. federal estate or gift tax laws, the tax laws of any U.S. state or locality, any non-U.S. tax laws, or any tax laws other than income tax laws. We will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any of the matters discussed herein and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

As used herein, a “U.S. Holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States,

•	a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

If any entity treated as a partnership for U.S. tax purposes is a beneficial owner of notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. An owner of notes that is a partnership and partners in such a partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

The U.S. federal income tax discussion set forth below as to both U.S. Holders and Non-U.S. Holders is included for general information only and may not be applicable depending upon an investor’s particular situation. Investors considering the purchase of notes should consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

U.S. Holders

Interest

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “—Transaction in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. Holder’s taxable year; or

•	at such U.S. Holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars, and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the notes.

Disposition of the Notes

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note, except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. Holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be taxable as described above under “—U.S. Holders—Interest”) and such U.S. Holder’s adjusted tax basis in the note. Subject to the discussion below, the adjusted tax basis of a note to a U.S. Holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase and the amount realized by a U.S. Holder upon the disposition of a note will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of disposition.

If the notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and if it so elects, a U.S. Holder that uses the accrual method of tax accounting, will determine the U.S. dollar values of its adjusted tax bases in the note and the amount realized on the disposition of a note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the disposition, respectively. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes exceeds one year on the date of disposition. Long-term capital gains recognized by non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a sale, exchange, retirement at maturity, redemption or other taxable disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. Holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a note.

Transaction in Euros

Euros received as interest on, or on a disposition of, a note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds from disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. Holder (or an electing accrual basis U.S. Holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the disposition. A U.S. Holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note generally will not result in any exchange gain or loss for a U.S. Holder.

Reportable Transaction Reporting

Under applicable Treasury regulations, a U.S. Holder who participates in “reportable transactions”(as defined in the Treasury regulations) must attach to its United States federal income tax return a disclosure statement on IRS Form 8886. The Treasury regulations could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the relevant rules, a U.S. Holder may be required to treat a foreign currency exchange loss from the notes as a reportable transaction if this loss exceeds the relevant threshold in the Treasury regulations. U.S. Holders should consult their own tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or disposition of the notes or any related transaction such as the disposition of any euros received in respect of the notes.

Tax on Net Investment Income

Certain non-corporate U.S. Holders are subject to an additional tax of 3.8% on all or a portion of their “net investment income” (or undistributed “net investment income,” in the case of an estate or trust) to the extent their adjusted gross income exceeds certain threshold amounts. “Net investment income” generally includes interest payments and gain recognized from the sale or other disposition of personal property, such as the notes, except that the interest and/or the gain may be excluded from such definition if the interest is derived in the ordinary course of, or the gain is attributable to property held in, certain trades or businesses. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to backup withholding at the applicable tax rate (currently 28%) with respect to cash payments of interest on the notes and the gross proceeds from dispositions (including a retirement or redemption) of the notes, unless the holder (i) is an entity that is exempt from backup withholding

(generally including corporations, tax-exempt organizations and certain qualified nominees) and, when required, provides appropriate documentation to that effect or (ii) provides us or our paying agent with its social security or other taxpayer identification number (“TIN”) within a reasonable time after a request therefor, certifies that the TIN provided is correct and that the holder has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide us or our paying agent with its correct TIN may be subject to penalties imposed by the IRS. U.S. backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. We or our paying agent will report to the holders and the IRS the amount of any “reportable payments” and any amounts withheld with respect to the notes as required by the Code and applicable Treasury regulations.

Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders. Special rules may apply to certain Non-U.S. Holders, such as controlled foreign corporations, passive foreign investment companies, and certain expatriates, among others, that are subject to special treatment under the Code. Such holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Interest

Subject to the discussion of backup withholding and the Foreign Account Tax Compliance Act below, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business carried on by the Non-U.S. Holder will qualify for the so-called “portfolio interest exemption” and, therefore, will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and U.S. Treasury regulations thereunder;

•	the Non-U.S. Holder is not a controlled foreign corporation related to the Company actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code;

•	the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	the beneficial owner satisfies the certification requirements set forth in Section 871(h) or 881(c), as applicable, of the Code and the Treasury regulations issued thereunder by giving us or our paying agent an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed establishing its status as a Non-U.S. Holder or by other means prescribed by applicable Treasury regulations.

If not all of these conditions are met, interest on the notes paid to a Non-U.S. Holder that is not effectively connected with a United States trade or business carried on by the Non-U.S. Holder will generally be subject to federal income tax and withholding at a 30% rate unless an applicable income tax treaty reduces or eliminates such tax, and the Non-U.S. Holder claims the benefit of that treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed.

If the interest on the notes is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (“ECI”), the Non-U.S. Holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise (and the 30% withholding tax described above will not apply, provided the appropriate statement is provided to us or our paying agent). If a Non-U.S. Holder is eligible for the benefits of any income tax treaty between the United States and its country of residence, any interest income that is ECI will be subject to U.S. federal income tax in the manner specified by the treaty if the Non-U.S. Holder claims the benefit of the treaty by providing an appropriate IRS Form W-8 (or a suitable substitute or successor form or such other form as the IRS may prescribe) that has been properly completed and duly executed. In addition, a corporate Non-U.S. Holder may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or, if applicable, a lower treaty rate, on such interest.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of the Notes

A Non-U.S. Holder will generally not be subject to United States federal income tax on any gain realized on a sale, exchange, retirement, redemption or other taxable disposition of the notes (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Non-U.S. Holders—Interest”) unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

If a Non-U.S. Holder falls under the first of these exceptions, unless an applicable income tax treaty provides otherwise, the holder will be taxed on the net gain derived from the disposition of the notes under the graduated U.S. federal income tax rates that are applicable to U.S. persons and, if the Non-U.S. Holder is a foreign corporation, it may also be subject to the branch profits tax described above.

If an individual Non-U.S. Holder falls under the second of these exceptions, the holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower applicable treaty rate applies) on the amount by which the gain derived from the disposition from sources within the United States exceeds such holder’s capital losses allocable to sources within the United States for the taxable year of the disposition.

Backup Withholding and Related Information Reporting

Amounts of interest paid to a Non-U.S. Holder on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to such holder. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

Backup withholding generally will not apply to payments of interest on the notes by us or our paying agent if a holder certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption, provided that we or our paying agent do not have actual knowledge or reason to know that such holder is a U.S. person. The payment of the proceeds of the disposition of notes (including a retirement or redemption) to or through the U.S. office of a U.S. or foreign broker will be subject to backup withholding and related information reporting (currently 28%) unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption.

The proceeds of a disposition (including a retirement or redemption) effected outside the United States by a Non-U.S. Holder of the notes to or through a foreign office of a broker generally will not be subject to backup withholding or related information reporting. However, if that broker is, for U.S. federal income tax purposes, a U.S. person or has certain specified U.S. connections, such information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a Non-U.S. Holder. Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

As a general matter, FATCA imposes a 30% withholding tax on interest on, and gross proceeds from the sale or other disposition of, notes if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. owners, or (iii) the foreign entity otherwise is excepted under FATCA.

Different rules than those described above may apply to Non-U.S. Holders resident in jurisdictions that have entered into intergovernmental agreements with the United States.

Pursuant to the delayed effective dates provided for in the final regulations, the required withholding currently applies to interest on the notes and will apply, beginning on January 1, 2019, with respect to gross proceeds from a sale or other disposition of notes.

If withholding is required under FATCA on a payment related to notes, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Non-U.S. Holders should consult their own tax advisors regarding the effect of FATCA in their particular circumstances.

CERTAIN EUROPEAN UNION TAX CONSIDERATIONS

EU Savings Directive

Under Council Directive 2003/48/EC on the taxation of savings income (the “Savings Directive”), a member state was required to provide to the tax authorities of another member state details of payments of interest (or similar income) by a person within the jurisdiction of the first member state paid (or deemed to be paid) to an individual, or certain other persons, resident in that other member state. For a transitional period lasting until 1 January 2017, Austria is required (unless during that period it elects otherwise) to operate a withholding system in relation to such payments. However, as provided for by Council Directive 2014/107/EU (amending Directive 2011/16/EU on administrative co-operation in the field of taxation), all member states are required to implement an automatic exchange of information as regards mandatory automatic exchange of information in the field of taxation (the “DAC”) effective as from 1 January 2016 (and in the case of Austria as from 1 January 2017). In this context, in order to eliminate an overlap with the DAC, the Savings Directive was repealed on 10 November 2015 by the Council of the 56 European Union (subject to ongoing requirements to fulfill administrative obligations, such as the reporting and exchange of information relating to, and accounting for tax withheld from, payments made before those dates).

Council Directive 2011/16/EU (as amended by the DAC), which effectively implements the Organization for Economic Co-operation and Development’s common reporting standard on automatic exchange of financial account information in tax matters, requires governments to obtain detailed account information from financial institutions and exchange that information automatically with other jurisdictions annually. Council Directive 2011/16/EU (as amended by the DAC) is, generally, broader in scope than the Savings Directive but does not impose withholding taxes. The range of payments to be automatically reported under the DAC is broader than the scope of the automatic information previously foreseen by the Savings Directive.

Investors should consult their own tax advisers.

The Proposed Financial Transactions Tax (“FTT”)

On February 14, 2013, the European Commission published a proposal (the “Commission’s Proposal”) for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the “participating Member States”).

The Commission’s Proposal has very broad scope and could, if introduced in its current form, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of the notes should, however, be exempt.

Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

The FTT proposal remains subject to negotiation between the participating Member States, and the legality and scope of the proposal is uncertain. It may therefore be altered prior to any implementation. Additional EU Member States may decide to participate, and/or certain of the participating Member States may decide to withdraw. It was announced in December 2015 that Estonia had withdrawn.

In December 2015, a joint statement was issued by several participating Member States, indicating an intention to make decisions on the remaining open issues by the end of June 2016.

Investors should consult their own tax advisers in relation to the FTT.

UNDERWRITING

Deutsche Bank AG, London Branch, Merrill Lynch International, Citigroup Global Markets Limited, Goldman, Sachs & Co. and J.P. Morgan Securities plc are acting as representatives of the underwriters named below. Pursuant to the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of each series of notes that appears opposite its name in the table below:

Underwriter	€ Principal Amount of % Notes due 20	€ Principal Amount of % Notes due 20	€ Principal Amount of % Notes due 20	€ Principal Amount of % Notes due 20
Deutsche Bank AG, London Branch	€	€	€	€
Merrill Lynch International
Citigroup Global Markets Limited
Goldman, Sachs & Co.
J.P. Morgan Securities plc

Total	€	€	€	€

Under the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Us
Per 20 Note		%
Per 20 Note		%
Per 20 Note		%
Per 20 Note		%

Each series of notes represents a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE, and we expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such listing is obtained, we will have no obligation to maintain such listing, and we may delist the notes at any time. There is currently no established trading market for the notes. The underwriters have advised us that they currently intend to make a market in each series of notes, but they are not obligated to do so, and they may discontinue any market-making in any series of notes at any time at their sole discretion. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the 20          notes,     % of the principal amount of the 20          notes ,     % of the principal amount of the 20          notes and     % of the principal amount of the 20          notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the 20          notes,     % of the principal amount of the 20          notes,     % of the principal amount of the 20          notes and     % of the principal amount of the 20         notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of any of the notes.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Expenses associated with this offering, to be paid by us, are estimated to be $         million.

The underwriters expect to deliver the notes in book-entry form only through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on                 , 2016, which will be the seventh business day following the date of this prospectus supplement (such settlement cycle being herein referred to as “T+7”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three successive business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in advisory, commercial banking and/or investment banking transactions with us and our affiliates. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or financial instruments, including the commercial paper to be repurchased with the proceeds of the offering of the notes. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. In connection with the issuance of the notes, we may also enter into certain hedging transactions, including with respect to interest rates.

NOTICE TO INVESTORS

The notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the underwriting agreement.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

European Economic Area

In relation to each Relevant Member State of the European Economic Area that has implemented the Prospectus Directive (as defined below) (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of these provisions above, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000

(Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Recipients of this prospectus supplement are not permitted to transmit it to any other person. The notes are not being offered to the public in the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “FIEL”), and the notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended January 3, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Covington & Burling LLP, New York, New York, will pass upon the legality of the notes for us. Cravath, Swaine & Moore LLP, New York, New York, is counsel to the underwriters in connection with this offering. Cravath, Swaine & Moore LLP has in the past performed, and continues to perform, legal services for us.

PROSPECTUS

DEBT SECURITIES

Johnson & Johnson may from time to time offer its debt securities in one or more offerings. The terms of the debt securities will be described in an accompanying prospectus supplement, together with other terms and matters related to the offering.

The debt securities may be sold directly or through agents, underwriters or dealers.

Investing in our debt securities involves risks. Please see “Risk Factors” on page 1 of this prospectus. In addition, please review any additional risk factors in the accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2014.

ABOUT THIS PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus or the accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we issue debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, change or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under “Where You Can Find More Information.”

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FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated by reference herein contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management’s plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, our strategy for growth, product development, regulatory approval, market position and expenditures.

Forward-looking statements are based on current expectations of future events. We cannot guarantee that any forward-looking statement will be accurate, although we believe that we have been reasonable in our expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. We do not undertake to update any forward-looking statements as a result of new information or future events or developments.

Risks and uncertainties include, but are not limited to:

•	general industry conditions and competition;

•	economic factors, such as interest rate and currency exchange rate fluctuations;

•	technological advances, new products and patents attained by competitors;

•	challenges inherent in new product development, including obtaining regulatory approvals;

•	challenges to patents;

•	potential patent expirations;

•	significant adverse litigation or government action;

•	impact of business combinations;

•	financial distress and bankruptcies experienced by significant customers and suppliers;

•	changes to governmental laws and regulations and U.S. and foreign health care reforms;

•	trends toward health care cost containment;

•	increased scrutiny of the health care industry by government agencies;

•	changes in behavior and spending patterns of purchasers of health care products and services;

•	financial instability of international economies and sovereign risk;

•	disruptions due to natural disasters;

•	manufacturing difficulties or delays;

•	complex global supply chains with increasing regulatory requirements; and

•	product efficacy or safety concerns resulting in product recalls or regulatory action.

Our annual report on Form 10-K for the fiscal year ended December 29, 2013 contains, as Exhibit 99, a discussion of additional factors that could cause actual results to differ from expectations.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual report on Form 10-K for the fiscal year ended December 29, 2013;

•	Current report on Form 8-K filed on January 17, 2014; and

•	All information in our proxy statement filed on March 13, 2013, to the extent incorporated by reference in our annual report on Form 10-K for the fiscal year ended December 30, 2012.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary’s Office

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

(732) 524-2455

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JOHNSON & JOHNSON

We have approximately 128,100 employees worldwide engaged in the research and development, manufacture and sale of a broad range of products in the health care field. Johnson & Johnson is a holding company, which has more than 275 operating companies conducting business in virtually all countries of the world. Our primary focus has been on products related to human health and well-being.

Johnson & Johnson was incorporated in the State of New Jersey in 1887. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

All references herein to “Johnson & Johnson”, “we”, “us”, or “the Company” include Johnson & Johnson and its subsidiaries, unless the context otherwise requires.

RISK FACTORS

Before purchasing the debt securities, you should consider carefully the information under the headings “Risk Factors” in our annual report on Form 10-K, as amended, for the year ended December 29, 2013, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also carefully consider the other information included in this prospectus, the accompanying prospectus supplement and other information incorporated by reference herein and therein. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the prospectus supplement indicates otherwise, the net proceeds to be received by us from sales of the debt securities will be used for general corporate purposes, including working capital, capital expenditures, stock repurchase programs, repayment and refinancing of borrowings and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes on income and fixed charges excluding capitalized interest, net of amortization, by fixed charges. Fixed charges represent interest expense (before interest is capitalized), amortization of debt discount and an appropriate interest factor on operating leases.

	Fiscal Year Ended,
	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011	January 3, 2010
Ratio of earnings to fixed charges	22.70	18.69	17.18	27.87	24.75

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under the Indenture dated as of September 15, 1987 between Johnson & Johnson and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company which succeeded Harris Trust and Savings Bank), Chicago, Illinois, as trustee (the “Trustee”), as amended by the First Supplemental Indenture dated as of September 1, 1990. The indenture is filed as an exhibit to the registration statement. Certain provisions of the indenture are referred to and summarized below. You should read the complete indenture for provisions that may be important to you.

General

An unlimited aggregate principal amount of debt securities can be issued under the indenture (Section 2.01).

Debt securities will be offered to the public on terms determined by market conditions at the time of sale. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The debt securities will be our unsecured obligations issued in fully registered form without coupons or in bearer form with coupons (Recital and Sections 2.01 and 9.01). If the debt securities of a series are denominated in a foreign or composite currency, the applicable prospectus supplement will specify the denomination or denominations in which those debt securities will be issued.

Refer to the prospectus supplement for the following terms to the extent they are applicable to the debt securities:

(a)	designation, aggregate principal amount and denomination;

(b)	date of maturity;

(c)	currency or currencies for which debt securities may be purchased and currency or currencies in which principal and interest may be payable;

(d)	if the currency for which debt securities may be purchased or in which principal and interest may be payable is at the purchaser’s election, the manner in which an election may be made;

(e)	interest rate;

(f)	the times at which interest will be payable;

(g)	redemption date and redemption price;

(h)	federal income tax consequences;

(i)	whether debt securities are to be issued in book-entry form and, if so, the identity of the depository and information with respect to book-entry procedures; and

(j)	other terms of the debt securities.

Interest and Interest Rates

General

In the applicable prospectus supplement, we will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will accrue interest from the date on which it is originally issued or from the most recent interest payment date for which interest has been paid or provided for. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and as otherwise described below and at maturity or, if earlier, the redemption date described in such prospectus supplement.

Fixed Rate Debt Securities

If the debt securities of a series being offered will bear interest at a fixed rate of interest, the debt securities of that series will bear interest at the annual interest rate specified on the cover page of the applicable prospectus supplement. Interest on those debt securities will be payable semi-annually in arrears on the interest payment dates for those debt securities. Unless otherwise specified in the applicable prospectus supplement, interest on the fixed rate debt securities will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Debt Securities

If a series of debt securities will bear interest at a floating rate of interest, the debt securities of such series will bear interest during each relevant interest period at the rate determined as set forth in the applicable prospectus supplement and as otherwise set forth below.

Each floating rate debt security will have an interest rate basis or formula. Unless otherwise specified in the applicable prospectus supplement, we will base that formula on the London Interbank Offered Rate, or LIBOR, for the LIBOR Currency. The “LIBOR Currency” means the currency specified in the applicable prospectus supplement as to which LIBOR will be calculated or, if no such currency is specified in the applicable prospectus supplement, U.S. dollars. In the applicable prospectus supplement, we will indicate any spread or spread multiplier to be applied in the interest rate formula to determine the interest rate applicable in any interest period. Unless otherwise specified in the applicable prospectus supplement, interest will be computed on the basis of the actual number of days during the relevant interest period and a 360-day year.

The applicable prospectus supplement will identify the calculation agent for each series of floating rate debt securities, which will compute the interest accruing on the debt securities. The calculation agent will reset the rate of interest on each series of floating rate debt securities as set forth in the applicable prospectus supplement. If any interest reset date would otherwise be a day that is not a London business day, the interest reset date will be postponed to the next day that is a London business day, except that, if that day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding London business day. A “London business day” is a day on which dealings in deposits in the LIBOR Currency are transacted in the London interbank market.

If an interest payment date, other than the maturity date, for a series of floating rate debt securities falls on a day that is not a London business day, then such interest payment date will be postponed to the next day that is a London business day, except that, if that London business day falls in the next succeeding calendar month, then, unless it relates to interest payable at maturity, the interest payment date will be the immediately preceding London business day. If the maturity date of a series of floating rate debt securities falls on a day that is not a London business day, then the related payment of principal and interest will be made on the next day that is a London business day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the maturity date.

If the debt securities bear interest at a floating rate based on LIBOR, the calculation agent will determine LIBOR according to the following provisions. For each interest determination date, LIBOR will be:

(a) the offered quotation to leading banks in the London interbank market for deposits in the LIBOR Currency having the Index Maturity, as defined by:

•	the British Bankers’ Association, or the BBA;

•	its successor in such capacity, such as NYSE Euronext Rate Administration Ltd.; or

•	such other entity assuming the responsibility of the BBA or its successor in calculating the London interbank offered rates for deposits in the LIBOR Currency in the event the BBA or its successor no longer do so, and calculated by their appointed calculation agent and published, as such rate appears:

•	on the Reuters Monitor Money Rates Service, or Reuters, page LIBOR01 (or a successor page on such service); or

•	if Reuters page LIBOR01 (or a successor page on such service) is not available on such date, on Bloomberg L.P., or Bloomberg, page BBAM (or a successor page on such service); or

•	if such rate is not available on either Reuters page LIBOR01 (or a successor page on such service) or Bloomberg page BBAM (or a successor page on such service), on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such interest determination date;

(b) if no such rate is so published, then the rate for such interest determination date shall be the arithmetic mean of the rates for deposits of the LIBOR Currency for the Index Maturity quoted by four major reference banks selected and identified by us (after consultation with the calculation agent) to the calculation agent as of 11:00 a.m., London time, on such interest determination date, it being understood that at least two such quotes must have been so provided to the calculation agent; or

(c) if the LIBOR cannot be determined on such interest determination date using the foregoing methods, then the LIBOR for the relevant interest period shall be the LIBOR as determined using the foregoing methods for the first day before such interest determination date on which LIBOR can be so determined.

“Index Maturity” means the period to maturity of the debt securities with respect to which the related interest rate basis or formula will be calculated. For example, the Index Maturity may be one month, three months, six months or one year.

Upon request from any holder of floating rate debt securities, the calculation agent will provide the interest rate in effect for such floating rate debt securities for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any calculation of the interest rate on the floating rate debt securities will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the floating rate debt securities will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the floating rate debt securities by the calculation agent will (in the absence of manifest error) be final and binding on the holders, the Trustee and us.

The floating rate debt securities may have a maximum or minimum rate limitation. In no event, however, will the rate of interest on the debt securities be higher than the maximum rate of interest permitted by New York law as that law may be modified by U.S. laws of general application.

Certain Covenants

We will generally covenant not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of Johnson & Johnson, any subsidiary or any other person, or permit any subsidiary to do so, without securing the debt securities of any series having the benefit of the covenant by the same lien equally and ratably with the secured debt for so long as that debt shall be so secured. This covenant is subject to certain exceptions specified in the indenture. Exceptions include:

(a)	existing liens or liens on facilities of corporations at the time they become subsidiaries;

(b)	liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c)	certain liens in favor of or required by contracts with governmental entities;

(d)	liens securing debt of a subsidiary owed to Johnson & Johnson or another subsidiary;

(e)	extensions, renewals or replacements in whole or part of any lien referred to in clauses (a) through (d); and

(f)	liens otherwise prohibited by this covenant, securing indebtedness that, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by this covenant and the value of certain sale and leaseback transactions, does not exceed 10% of our consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets) (Section 4.04).

We will also generally covenant not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless:

(a)	we would be entitled under the provisions described above to incur debt equal to the value of the sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities, or

(b)	we, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property (Section 4.04).

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico (accounting for less than 10% of our manufacturing facilities worldwide) are excluded from the operation of the covenants.

The indenture defines Restricted Property as:

(a)	any manufacturing facility (or portion thereof) owned or leased by Johnson & Johnson or any subsidiary and located within the continental United States that, in the opinion of our Board of Directors, is of material importance to the business of Johnson & Johnson and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Johnson & Johnson’s consolidated net tangible assets, or

(b)	any shares of capital stock or indebtedness of any subsidiary owning a manufacturing facility described in (a) (Section 4.04).

There are currently no liens prohibited by the covenants described above on, or any sale and leaseback transactions prohibited by such covenants covering, any property that would qualify as Restricted Property. As a result, we do not keep records identifying which of our properties, if any, would qualify as Restricted Property. We will amend this prospectus to disclose, or disclose in a prospectus supplement, the existence of any lien on or any sale and leaseback transaction covering any Restricted Property, that would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in the covenants.

The indenture contains no other restrictive covenants, including those that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving Johnson & Johnson or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

Amendment and Waiver

Other than amendments not adverse to holders of the debt securities, amendments of the indenture or the debt securities may be made with the consent of the holders of a majority in principal amount of the debt securities affected (acting as one class). Waivers of compliance with any provision of the indenture or the debt securities with respect to any series of debt securities may be made only with the consent of the holders of a majority in principal amount of the debt securities of that series. The consent of all holders of affected debt securities will be required to:

(a)	make any debt security payable in a currency not specified or described in the debt security;

(b)	change the stated maturity of any debt security;

(c)	reduce the principal amount of any debt security;

(d)	reduce the rate or change the time of payment of interest on any debt security;

(e)	reduce the amount of debt securities whose holders must consent to an amendment or waiver; or

(f)	impair the right to institute suit for the payment of principal of any debt security or interest on any debt security (Section 9.02).

The holders of a majority in aggregate principal amount of debt securities affected may waive any past default under the indenture and its consequences, except a default (1) in the payment of the principal of or interest on any debt securities, or (2) in respect of a provision that cannot be waived or amended without the consent of all holders of debt securities affected (Sections 6.04 and 9.02).

Events of Default

Events of Default with respect to any series of debt securities under the indenture will include:

(a)	default in payment of any principal of that series;

(b)	default in the payment of any installment of interest on such series and continuance of that default for a period of 30 days;

(c)	default in the performance of any other covenant in the indenture or in the debt securities and continuance of the default for a period of 90 days after we receive notice of the default from the Trustee or the holders of at least 25% in principal amount of debt securities of the series; or

(d)	certain events of bankruptcy, insolvency or reorganization in respect of Johnson & Johnson (Section 6.01).

The Trustee may withhold notice to the holders of a series of debt securities of any default (except in the payment of principal of or interest on the series of debt securities) if it considers withholding of notice to be in the interest of holders of the debt securities (Section 7.05). Not all Events of Default with respect to a particular series of debt securities issued under the indenture necessarily constitute Events of Default with respect to any other series of debt securities.

On the occurrence of an Event of Default with respect to a series of debt securities, the Trustee or the holders of at least 25% in principal amount of debt securities of that series then outstanding may declare the principal (or, in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 6.02).

Within 120 days after the end of each fiscal year, an officer of Johnson & Johnson must inform the Trustee whether he or she knows of any default, describing any default and the status thereof (Section 4.03). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the direction of any holders of debt securities unless the Trustee shall have received a satisfactory indemnity (Section 7.01).

Defeasance of the Indenture and Debt Securities

The indenture provides that Johnson & Johnson at its option:

(a)	will be discharged from all obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or destroyed debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b)	need not comply with certain restrictive covenants of the indenture (including those described under “Certain Covenants”), in each case if we irrevocably deposit in trust with the Trustee money or eligible government obligations that through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory redemption payments) and interest on the debt securities of such series on the dates payments are due in accordance with the terms of such debt securities; provided no default or event of default with respect to such debt securities has occurred and is continuing on the date of such deposit.

Eligible government obligations are those backed by the full faith and credit of the government that issues the currency or foreign currency unit in which the debt securities are denominated. To exercise either option, we are required to deliver to the Trustee an opinion of nationally recognized independent tax counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 8.01).

Global Securities

The debt securities of a series may be issued in the form of a global security that is deposited with and registered in the name of the depositary (or a nominee of the depositary) specified in the accompanying prospectus supplement. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided in the indenture, owners of beneficial interests in debt securities represented by a global security will not:

(a)	be entitled to have debt securities registered in their names;

(b)	receive or be entitled to receive physical delivery of certificates representing debt securities in definitive form;

(c)	be considered the owners or holders of debt securities under the indenture; or

(d)	have any rights under the indenture with respect to the global security (Sections 2.06A and 2.13).

Unless and until it is exchanged in whole or in part for individual certificates evidencing the debt securities that it represents, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. We, in our sole discretion, may at any time determine that any series of debt securities issued or issuable in the form of a global security shall no longer be represented by a global security and the global security shall be exchanged for securities in definitive form pursuant to the indenture (Section 2.06A).

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the global security to the accounts of participants. Ownership of interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants in the depositary), or by participants in the depositary or persons that may hold interests through such participants (with respect to persons other than participants in the depositary). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

PLAN OF DISTRIBUTION

We may sell the debt securities:

(a)	directly to purchasers;

(b)	through agents;

(c)	to dealers, as principals; and

(d)	through underwriters.

Offers to purchase debt securities may be solicited directly by us or by agents we designate from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement. Agents will generally be acting on a best efforts basis.

If a dealer is utilized in the sale of the debt securities, we will sell debt securities to the dealer, as principal. The dealer may then resell debt securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter or underwriters are utilized in the sale of the debt securities, we will enter into an underwriting agreement with the underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities.

Agents, dealers or underwriters may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) and the financial statement schedule incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 29, 2013, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the debt securities will be passed upon for us by Douglas K. Chia, the Assistant General Counsel and Corporate Secretary of Johnson & Johnson. Johnson & Johnson has also been advised as to certain legal matters by Covington & Burling LLP, New York, New York. Mr. Chia is paid a salary by us, participates in various employee benefit plans offered to our employees generally, and owns and has options to purchase a number of shares that is less than 1% of our common stock.